Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198305

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO. 12 DATED FEBRUARY 3, 2017

TO THE PROSPECTUS DATED APRIL 21, 2016

This document supplements, and should be read in conjunction with, our prospectus dated April 21, 2016, as supplemented by Supplement No. 5, dated July 21, 2016; Supplement No. 6, dated August 16, 2016; Supplement No. 7, dated September 27, 2016; Supplement No. 8, dated October 18, 2016; Supplement No. 9, dated November 15, 2016; Supplement No. 10, dated November 17, 2016 and Supplement No. 11, dated January 6, 2017, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 12 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 12 is to disclose an update regarding our pending merger with Moody National REIT I, Inc., or Moody I.

Update Regarding Our Pending Merger

The following disclosure supplements, and should be read in conjunction with, the discussion under “Agreement and Plan of Merger” in Supplement No. 10 to our prospectus, dated November 17, 2016 and “Update Regarding Agreement and Plan of Merger” in Supplement No. 11 to our prospectus, dated January 6, 2017:

As disclosed in Supplement No. 11 to our prospectus, we intended to enter into an agreement with Moody Securities LLC, or Moody Securities, which also serves as the dealer manager for our initial public offering, pursuant to which we would pay Moody Securities certain stockholder servicing fees, or the stockholder servicing fees, of up to $11,594,068 in the aggregate with respect to certain shares of our common stock issued in the REIT merger (as such term is defined in Supplement No. 10 to our prospectus).

On February 2, 2017, we entered into a stockholder servicing coordination agreement with Moody Securities, or the stockholder servicing coordination agreement. Pursuant to the stockholder servicing coordination agreement, we will pay to Moody Securities stockholder servicing fees of up to $2.125 per share of our common stock issued as consideration in the REIT merger. All such stockholder servicing fees paid to Moody Securities will be re-allowed to broker-dealers that provide ongoing financial advisory services to the stockholders of Moody I and that enter into participating broker-dealer agreements with Moody Securities. The aggregate amount of stockholder servicing fees paid will depend on the number of shares of our common stock issued as consideration in the REIT merger, and could range from approximately $5,797,034 to $11,594,069, assuming that the maximum stockholder serving fee of $2.125 per share is paid. No stockholder servicing fees will be paid with respect to any cash that we pay as consideration in the mergers (as such term is defined in Supplement No. 10 to our prospectus).